UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 7, 2012

(Date of earliest event reported)

Legend Oil and Gas, Ltd.

(Exact Name of Registrant as Specified in Charter)

Colorado	000-49752	84-1590556
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 5th Avenue, Suite 2200 Seattle, Washington	98101
(Address of Principal Executive Offices)	Zip Code

(206) 274-5165

(Registrant’s telephone number, including area code)

(Former Name, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)	Appointment of Directors

Effective on February 7, 2012, our board of directors increased the size of the board to four directors and appointed John F. Busey and Alan Jochelson as new directors to fill the two vacancies on the board. A copy of the press release announcing the appointment is included as Exhibit 99.1 to this Form 8-K.

In connection with the appointments of these two new directors, the board formed a compensation committee and an audit committee. Mr. Busey and Mr. Jochelson were each appointed to serve on the compensation committee and the audit committee, with Mr. Jochelson as chair of the compensation committee and Mr. Busey as chair of the audit committee.

There is no arrangement or understanding between these new directors and any other person, pursuant to which either of these directors was selected as a director.

The Summary of Non-Employee Director Compensation schedule, attached hereto as Exhibit 10.1, sets forth the compensation we will be providing to both Mr. Busey and Mr. Jochelson for their service as directors. Pursuant to this summary, each of the two new directors is scheduled to receive the following cash compensation for their service on the board and the committees:

•

Cash compensation consisting of: $1,000 for attendance at each non-employee director board meeting, $1,000 for attendance at each non-employee committee meeting, and a $3,000 annual retainer for serving as chair of a board committee; and

•	Expense reimbursements for expenses incurred for attending any board meetings.

In addition, effective on February 7, 2012, the date of appointment to the Board, Mr. Busey and Mr. Jochelson each received a stock option grant of 20,000 shares of common stock, with an exercise price of $0.87 per share (the fair market value of the common stock on the date of grant) and a term of ten years. The stock options are fully vested on the date of grant. The stock options will be governed by our standard form stock option agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

We intend to enter into indemnification agreements with both new directors, substantially in the form attached hereto as Exhibit 10.3.

Besides what has been disclosed above, since the beginning our last fiscal year, there has not been any transaction, or currently proposed transaction, involving us and either of Mr. Busey or Mr. Jochelson that would require disclosure under SEC rules.

The biographies for Messrs. Busey and Jochelson are set forth below:

Mr. Busey, age 64, is currently retired and has more than 30 years of senior executive financial experience. From April 2006 until his retirement in August 2008, Mr. Busey served as chief financial officer of Pacific Crest Communities, a Southern California based homebuilder, where he was responsible for capital and financial controls and overseeing its credit facilities. From July 1999 through June 2001, Mr. Busey was the president and a director of Cyber Merchants Exchange, a technology company quoted on the OTCBB, where he was charged with raising debt and equity capital and implementing a complex business plan. Mr. Busey’s prior experience includes senior executive experience in the areas of finance, banking and investment functions, mergers and acquisitions, divestitures, corporate restructurings and recapitalizations. Mr. Busey received his B.S. in Finance and Economics, from Menlo School of Business, and his M.B.A. from the University of Southern California. He also completed the Senior Executive Financial Management Program at Stanford University’s Graduate School of Business.

Mr. Jochelson, age 53, is currently an attorney and partner with Gowling Lafleur Henderson LLP’s, a Canadian law firm in its Calgary, Alberta office, where he has been since 2003. He practices in the areas of corporate finance and corporate and commercial transactions with a particular emphasis on mergers, acquisitions, divestitures, reorganizations and financings. Mr. Jochelson has held various law firm management and leadership positions, including serving on national and regional management committees. Mr. Jochelson regularly provides boards of directors with strategic counsel in the context of material transactions and normal course corporate governance matters and acts regularly in respect to cross-border and private and public market transactions. He also has specific industry knowledge and expertise in the energy, power and related industries. Mr. Jochelson previously practiced law at Code Hunter Wittmann, where he was a partner from 1994-1999. From 1999-2002, Mr. Jochelson was a partner at Ernst & Young and its affiliated law firm, Donahue & Partners LLP. When Donahue & Partners LLP merged with McCarthy Tétrault LLP in 2002, Mr. Jochelson served as a partner there as well. He has also sat on numerous boards of private and Canadian public corporations and not-for-profit organizations. Mr. Jochelson received his B.A. and J.D. from the University of Calgary.

(e)	Amendment to 2011 Stock Incentive Plan

Also on February 7, 2012, our board of directors approved certain amendments to our 2011 Stock Incentive Plan. The 2011 Stock Incentive Plan, as amended, is attached as Exhibit 10.4 to this Current Report on Form 8-K.

The material terms of the amendments were as follows:

•

we revised the definition of “Fair Market Value” to reflect the closing sales price of the common stock (rather than the average of the high bid and low ask prices) on any national stock exchange or on the OTC BB or OTCQX;

•	we revised the provisions providing for acceleration of vesting upon the occurrence of a Company Transaction to 100% acceleration, rather than 50% acceleration;

•	we deleted provisions regarding rights of first refusal and repurchase rights in favor of the Company; and

•	we added a new Appendix A with respect to stock option grants to residents in the State of California.

We also revised our form of stock option agreement to reflect these amendments. The new form of stock option agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Summary of Non-Employee Director Compensation
10.2	Form of Stock Option Agreement under 2011 Stock Incentive Plan
10.3	Form of Director Indemnification Agreement
10.4	2011 Stock Incentive Plan, as amended
99.1	Press Release, dated February 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 13, 2012

LEGEND OIL AND GAS, LTD.

By:	/s/ James Vandeberg
James Vandeberg
Chief Financial Officer